UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 23, 2005 (August 22, 2005)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Gay Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

i.	Amendment of Existing Revolving Credit Facility

On August 22, 2005, Glimcher Properties Limited Partnership (the “Company”), an affiliate of Glimcher Realty Trust (the “Registrant”), entered into an Amended and Restated Credit Agreement (the “Agreement”) with KeyBank National Association (“KeyBank”), as administrative agent and lead arranger, and certain other financial institutions set forth in the Agreement (collectively with KeyBank, the “Lenders”). The Agreement amends the Company’s existing Credit Agreement, dated as of October 17, 2003, by and between it, KeyBank and several other financial institutions (previously reported by the Registrant on a Form 8-K filed with the Securities and Exchange Commission on January 20, 2004). Under the Agreement, the Company’s properties which served as collateral for the credit facility (the “Facility”) were released, resulting in the indebtedness under the Facility being unsecured. The Agreement increases the Company’s borrowing availability under the Facility from $150,000,000 to $300,000,000 and the Company has the right to increase that amount to up to $400,000,000 at any time, provided, the Company is not in default under the Facility and, one or more of the Lenders agrees to increase their funding commitment or one or more new financial institutions become Lenders under the Facility.

The maturity date for the Facility is extended from October 2006 to August 21, 2008 with one (1) twelve month extension option available to the Company, provided it pays an extension fee equal to 15 basis points of the total borrowing availabilty under the Facility. Under the Agreement, the Facility has a floating interest rate that ranges from LIBOR plus 1.05% to LIBOR plus 1.55%, depending on the Company’s ratio of debt to total asset value. Under the amended terms, the Company will also pay a facility fee of between 15 to 20 basis points of the aggregate commitments under the Facility. At the time of closing on August 22, 2005, the interest rate was 1.15% over LIBOR. The Agreement requires the Company to make interest only periodic payments with all outstanding principal and accrued interest due and payable at the maturity date. The Agreement contains customary provisions for facilities of this nature with respect to events of default including, but not limited to, an event of a default on any of the Company’s other recourse indebtedness in excess of $15 million or non-recourse indebtedness in excess of $100 million. In the event of bankruptcy or other event of default that remains uncured, the Lenders may accelerate repayment of all outstanding amounts owed and terminate the Facility.

KeyBank has provided mortgage loans with respect to certain other properties owned by the Registrant and McDonald Investments, Inc., an affiliate of KeyBank, was one of the underwriters of the Registrant's public offering of 8 1/8% Series G Cumulative Redeemable Preferred Shares in January 2004.

A copy of the Amended and Restated Credit Agreement is attached hereto as an exhibit and incorporated herein by reference.

ii.	Entry into Guaranty Relating to the Amended Revolving Credit Facility

On August 22, 2005, the Registrant and its affiliate, Glimcher Properties Corporation, entered into a guaranty agreement with the Lenders guaranteeing the Company’s performance and repayment under the Agreement. A copy of the guaranty is attached hereto as an exhibit and incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

As discussed in Item 1.01 above, the Company, an affiliate of the Registrant, entered into an Amended and Restated Credit Agreement with the Lenders. The information regarding the Agreement and Facility set forth under Item 1.01 is hereby incorporated herein by reference.

Item 9.01  Exhibits.

(c)	Exhibits

10.120	Amended and Restated Credit Agreement, dated August 22, 2005, by and among Glimcher Properties Limited Partnership, KeyBank National Association and several other financial institutions.

10.121
Guaranty, dated August 22, 2005, by Glimcher Realty Trust and Glimcher Properties Corporation to and for the benefit of KeyBank National Association, individually and as administrative agent for itself and the lenders under the Amended and Restated Credit Agreement.

10.122	Form of Note (included as an attachment to Exhibit 10.120).

99.1	Press Release, dated August 23, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust (Registrant)

Date: August 23, 2005	By:	/s/ George A. Schmidt

George A. Schmidt Executive Vice President, General Counsel & Secretary